2017 AFI PSU CASH | EBITDA
(Non-US China)

2017 Long-Term Performance-Based Restricted Stock Unit Grant Performance Goals Based on Cumulative EBITDA Company Confidential	ARMSTRONG FLOORING, INC. 2500 Columbia Ave., P.O. Box 3025 Lancaster, PA 17604 717.672.9611

%%FIRST_NAME%-% %%MIDDLE_NAME%-%
%%LAST_NAME%-%

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	March 7, 2017
Performance Units ("Target Award"):	[]
Performance Period ("Performance Period"):	January 1, 2017 through December 31, 2019

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter with the Performance Goals attached as Exhibit A, and the Terms and Conditions attached as Exhibit B.

The Performance Units will be earned by achieving a Performance Goal based on Cumulative EBITDA, subject to your continued employment through the end of the Performance Period. The Committee has established the Performance Goal set forth on Exhibit A, which allows you to earn up to 200% of the Target Award, if you remain continuously employed by the Employer through the end of the Performance Period.

To the extent the Performance Goal is achieved and you satisfy the employment requirements, the Performance Units that are earned and vested will be paid to you in cash following the conclusion of the Performance Period in accordance with the payment terms set forth in the Terms and Conditions. You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
■ Voluntary Resignation ■ Termination for Cause	All Performance Shares and accrued dividends are forfeited.
■ “55 / 5” Rule Termination (55 years of age or older with 5 years of service) ■ Involuntary Termination Without Cause
If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goal is achieved, Performance Units and accrued dividend equivalents are earned pro-rata, based on the period of employment; otherwise the Performance Units and accrued dividend equivalents are forfeited.

■ Death ■ Long-Term Disability	To the extent that the Performance Goals are achieved, Performance Shares and accrued dividends are earned pro-rata, based on the period of employment.
After a Change in Control: ■ Involuntary Termination Without Cause ■ Death ■ Long-Term Disability	Performance Shares calculated upon the Change in Control and accrued dividends are earned as described in Exhibit A.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable.

Please contact Lisa DeMascola (717-672-7394) if you have questions.

Sincerely,

Donald R. Maier
President and Chief Executive Officer

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

Exhibit A
Performance Goal

Cumulative EBITDA: Cumulative EBITDA is defined as (i) operating income, plus (ii) depreciation and amortization, plus (iii) non-cash pension expense, as determined by the Committee.

Cumulative EBITDA Performance Scale
Performance Level	Payout
0%
50%
100%
200%

Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of 200% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned with respect to the Cumulative EBITDA Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Cumulative EBITDA Performance Goal based on Cumulative EBITDA through the date of the Change in Control relative to the 2017, 2018 and 2019 portions of the total Cumulative EBITDA target, as determined by the Committee before the Change in Control in its sole discretion. Cumulative EBITDA through the date of the Change in Control shall be compared to the annual and quarterly targets for the period through the date of the Change in Control.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT B

ARMSTRONG FLOORING, INC.
2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
TERMS AND CONDITIONS

1.Grant.
(a)    Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) two target awards (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the 2017 Long-Term Performance Restricted Stock Unit Grant Letters to which these Grant Conditions relate (the “Grant Letters”). The “Date of Grant” is March 7, 2017. The Performance Units are Stock Units that relate to common stock of the Company (“Company Stock”) and entitle the Grantee to receive a cash bonus payment from the Grantee’s employer subject to the terms set forth below.
(b)    The Performance Units shall be earned, vested and payable if and to the extent that the Cumulative Free Cash Flow and Cumulative EBITDA performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, 2017 and ending December 31, 2019.
(c)    These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.    Performance Goals; Vesting.
(a)    The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, 2019 (the “Vesting Date”). The Performance Goals shall be earned based on attainment of the Performance Goals and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.
(b)    After the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to 200% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letters. Earned and vested Performance Units shall be payable as described in Section 5.
(c)    If a Change in Control occurs, the amount earned with respect to the Performance Units shall be determined as of the date of the Change in Control as described in the Grant Letters. The earned Performance Units shall continue to vest based on the Grantee’s continued employment through the Vesting Date, except as otherwise provided herein. Earned and vested Performance Units shall be payable as described in Section 5. Notwithstanding the foregoing, if the Performance Units are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Units shall vest as of the date of the Change in Control, and such earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a 409A CIC (as defined below) and if permitted by the plan termination provisions of the regulations under section 409A of the Code. If payment at the date of the Change in Control is not permitted under section 409A, the earned and vested Performance Units shall be payable as described in Section 5.
(d)    Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.
3.    Termination of Employment.
(a)    General Rule. Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.
(b)    “55 / 5” Rule Termination. If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of a “55 / 5” Rule Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period; provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.
(c)    Involuntary Termination before a Change in Control. If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date,

the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period, provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.
(d)    Death or Long-Term Disability Before a Change in Control. If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.
(e)    Involuntary Termination, Death and Disability on or after a Change in Control. If the Grantee’s employment terminates on account of Involuntary Termination, death or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Units earned as of the Change in Control date as described in the Grant Letters.
(f)    Coordination of Provisions. If the Grantee terminates employment in a termination that is both a “‘55 / 5’ Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the Grant Condition and Grant Letters.
4.    Definitions. For purposes of these Grant Conditions and the Grant Letters:
(a)    “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

(b)    “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.
(c)    “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
(d)    “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
5.    Payment.
(a)    Except as provided below, after the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall cause the Grantee’s employer to make a cash payment to the Grantee, payable in local currency, equal to the Fair Market Value of the shares of Company Stock underlying the earned and vested Performance Units, subject to applicable withholding for Taxes (as defined below) and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan. The Fair Market Value of the shares shall be determined as of the date immediately before the payment date. The cash payment for earned and vested Performance Units shall be made between April 1, 2020 and April 30, 2020, except as provided below. All unpaid Performance Units shall be forfeited in the event of termination for Cause.
(b)    If the Grantee’s employment terminates for any reason other than Cause upon or within two years after a Change in Control that meets the requirements of a 409A CIC, the Company shall cause the Grantee’s employer to make a cash payment to the Grantee, payable in local currency, equal to the Fair Market Value of the shares of Company Stock underlying the earned and vested Performance Units within 60 days after the termination date, subject to applicable withholding for Taxes and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan. The Fair Market Value of the shares shall be determined as of the date immediately before the payment date. If a Change in Control does not meet the requirements of a 409A CIC, the Grantee’s earned and vested Performance Units shall be paid at the date described in subsection (a).
6.    Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested

Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.
7.    No Stockholder Rights. No shares of Company Stock shall be issued to the Grantee with respect to the Performance Units, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Performance Units.
8.    No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
9.    Incorporation of Plan by Reference. The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.
10.    Withholding Taxes.
(a)    The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Performance Units (the “Taxes”).
(b)    Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the grant, vesting or settlement of the Performance Units and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
11.    Company Policies. All amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
12.    Assignment. The Grant Letters and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.
13.    Section 409A. The Grant Letters and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
14.    Successors. The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.
15.    Governing Law. The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.
16.    No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Units under the Grant Letters and these Grant Conditions, the Grantee acknowledges the following:
(a)    the Plan is established voluntarily by the Company, the grant of the Performance Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Performance Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of them, even if Performance Units have been granted repeatedly in the past;
(c)    all decisions with respect to future grants of Performance Units, if any, will be at the sole discretion of the Committee;
(d)    the Grantee is voluntarily participating in the Plan;
(e)    the Performance Units and any payments thereunder are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
(f)    the Performance Units and any payments thereunder are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the Performance Units and any payments thereunder are not intended to replace any pension rights or compensation;
(h)    the grant of Performance Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)    the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Performance Units; and
(j)    the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive payment under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Performance Units as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

17.    Data Privacy.
(a)    The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)    The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates and details of all awards in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)    The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
* * *